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                                                                EXHIBIT 99

For Immediate Release                Contact: William Schwartz, President
                                                           (203) 227-6140


                  TBM HOLDINGS COMPLETES THE ACQUISITION OF
                                  BLUE GIANT

Westport, Connecticut (November 10, 2000) - TBM Holdings (OTC Bulletin Board:TBMH) today announced that it has completed the acquisition of the assets of Blue Giant, Limited, a Canadian corporation, from Clark Material Handling Company, Inc. for $9.5 million. In addition, TBMH acquired certain intangible assets of Blue Giant Corporation, Clark's subsidiary in Pell City, Alabama for 1.5 million. The assets were acquired by a newly formed corporation, Blue Giant Equipment Corporation, which is a wholly owned subsidiary of TBM Holdings.

Blue Giant Equipment Corporation is a manufacturer of material handling equipment, lift tables and dock equipment. The company produces and distributes powered pallet stackers, pallet trucks, scissor lifts and lightweight lift trucks through authorized Blue Giant dealers. Dock equipment is sold through a network of authorized dealers and includes dock levelers, truck restraints, dock lifts and other related dock equipment. The company reported revenues of U.S. $27 million for the fiscal year ended December 31, 1999. Blue Giant operates a single ISO-9001 certified manufacturing location in Brampton, Ontario.

After the closing Clark renamed its Pell City, Alabama plant Clark-Alabama. This plant will continue to manufacture some Blue Giant stackers and pallet trucks under a supply agreement with Blue Giant Equipment Corporation.

William Schwartz, President and CEO of TBMH noted, "The acquisition of Blue Giant Limited as an add-on acquisition reflects our growth strategy in the material handling equipment industry. TBM Holdings has been considering several opportunities to acquire niche manufacturers within our industry and Blue Giant emerged as the company with the most significant growth potential for the future. It will allow us to create additional operating synergy with our Long Reach and Presto Lifts subsidiaries."

Blue Giant represents the third acquisition this year for TBM Holdings in the material handling equipment industry. The Company acquired Long Reach, manufacturer of forklift attachments and material handling equipment, in February, 2000. In May the Company acquired Presto Lifts, manufacturer of scissor lifts and stackers, from United Dominion Industries.

TBMH is a holding company which seeks to acquire manufacturing companies in the material handling equipment industry and use the Kaizen Growth Strategy to seek to improve operating performance and profitability. TBMH believes that its expertise, available capital and access to financing sources will enable it to pursue this and additional acquisitions in the future.

This press release contains forward looking statements, as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including risks and uncertainties detailed from time to time in the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. TBMH undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.